EX-99.B8.ak.

VARIABLE INSURANCE FUNDS
NSCC SERVICES AMENDMENT
to the
PARTICIPATION AGREEMENT

Among

T. ROWE PRICE INVESTMENT SERVICES, INC.,
and
ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK

This Amendment (the “NSCC Services Amendment”) is effective as of the 6th day of September, 2012, between Allianz Life Insurance Company of New York (the “Company”) and T. ROWE PRICE INVESTMENT SERVICES, INC. (the “Underwriter”).

WHEREAS, the Company, the Underwriter and the T. Rowe Price Equity Series, Inc., (each, a “Fund” or collectively, the “Funds”) are parties to that certain Participation Agreement dated September 6, 2012 (the “Agreement”); and

WHEREAS, the Company and the Underwriter have each entered into a membership agreement with National Securities Clearing Corporation (“NSCC”), which has developed a FUND/SERV system through which mutual fund purchase and redemption orders and unit investment trust transactions can be processed and settled (“NSCC Services”); and

WHEREAS, the Company, on behalf of each Account, would like to utilize NSCC Services to transmit orders for the purchase, redemption and transfer of shares of the Funds (the “Shares”); and

WHEREAS, the Company’s orders relating to the purchase, redemption and transfer of Shares on behalf of the Accounts will be placed through NSCC Services and will be sent directly into the Funds’ mainframe recordkeeping system at DST (“DST System”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement related to the purchase, redemption and transfer of Shares through NSCC Services;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

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Article 1                      Account Registration/Reconciliation

Section 1.1                      In connection with transactions effected under this NSCC Services Amendment, the Company shall maintain a record of the Accounts and/or Accounts’ addresses, the Company’s or Accounts’ Tax I.D.s and the number of Shares held by each Account.

Section 1.2                      The Company shall provide the Underwriter with all information and documentation necessary or appropriate to establish and maintain each NSCC Services transaction (and any subsequent changes to such information).  The Company hereby certifies, to the best of its knowledge, that all such information and documentation is and shall remain true and correct. The Company shall maintain adequate information and documentation required by the Underwriter to effect NSCC Services transactions.

Section 1.3                      The Company represents that the instructions maintained by the Company relating to Account registrations with NSCC (including, without limitation, the Accounts’ Tax I.D.s) and the selection of options and privileges received in connection with such registration are in accordance with instructions from the Accounts and/or from holders of Contracts (“Contractholders”).

Section 1.4                      The Company acknowledges that the shares of the Funds will be sold only to Participating Insurance Companies and their Accounts as specified in the Participation Agreement.

Section 1.5                      Upon receipt of a confirmation or other notice from NSCC of a possible discrepancy regarding a NSCC order or transaction, it is the duty and responsibility of the Company to reconcile any differences between the Company’s records and the Funds’ records. Upon reconciliation, the party causing the discrepancy (including any discrepancy caused by its agents) shall be responsible and liable for any loss incurred as a result of the discrepancy.  Notwithstanding anything in this NSCC Services Amendment to the contrary, the Company must notify the Underwriter within five business days after receipt of a confirmation or other notice from NSCC of any possible discrepancy.

Article 2                      Purchase, Redemption and Transfer of Shares

Section 2.1                      In the event that NSCC Services or the DST system fails or is unavailable for any reason, the Underwriter shall accept, effect and record Contract transactions outside of NSCC Services in a manner consistent with Article I of the Agreement.

Section 2.2                      The Company shall be solely responsible for the accuracy of each order placed by the Company or its agents and authorized by the Account/Contractholder for the purchase, redemption or transfer of Shares through NSCC Services (“NSCC Services Instructions”) and the issuance of any NSCC Services Instruction will constitute the Company’s representation and warranty to the Underwriter and the Funds that the NSCC Services Instruction is accurate, complete and issued as duly authorized by the Account/Contractholder whose Shares are the subject of the NSCC Services Instructions. The Company shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions and to limit

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the access to persons specifically authorized by the Company.

Section 2.3                      NSCC Services Instructions will be transmitted by the Company to NSCC in a timely manner sufficient for NSCC to forward the instructions to the Underwriter by 6:00 a.m. Eastern time (“Cut-Off”) on the next Business Day after the Company receives such instructions from the Account/Contractholders, provided such instructions are received by the Company in good order prior to the closing of the New York Stock Exchange (“Close of Trading”) (normally 4:00 p.m. Eastern time).  NSCC Services Instructions received in proper form by the Underwriter after the Cut-Off on any Business Day shall be treated as if received on the next following Business Day.  The Company warrants that all NSCC Services Instructions the Company transmits to NSCC for processing were received by the Company from Account/Contractholder by Close of Trading.  The Company shall transmit payment for purchase NSCC Services Instructions to NSCC the next Business Day after receipt of NSCC Services Instructions to purchase Shares is made in accordance with the provisions of Section 2.3 hereof.  If Underwriter has not received payment by such date, the purchase NSCC Services Instruction may be canceled and the Company shall be responsible for any losses incurred by the Fund as a result of such cancellation.

Section 2.4                      Daily net asset value per share information will be transmitted by the Funds on a best efforts basis to NSCC in a timely manner sufficient for NSCC to forward such information to the Company by 7 p.m. Eastern time.

Section 2.5                      The Underwriter and the Funds reserve the right, in their sole discretion, to reject or cancel:

(a)           any NSCC Services Instruction for the purchase of Shares, including NSCC Services Instructions that have been confirmed through NSCC Services;

(b)           any NSCC Services Instruction received: (a) in connection with an Account if such account’s registration is pending with NSCC; and (b) in connection with an Account prior to receipt of such account’s registration information; and

(c)           any NSCC Services transaction that is not executed for the Company, or its Accounts, and the Company shall be responsible for any losses incurred by the Underwriter and/or the Funds as a result of such cancellation.

Confirmation via NSCC Services that a NSCC Services Instruction has been received does not constitute acceptance by the Underwriter or the Funds.  Any rejection or cancellation made by the Underwriter or the Funds will be done pursuant to current NSCC rules and procedures and in accordance with the terms of the Funds’ current prospectus.  Transfers are limited to transfers among identically registered accounts in the Funds.  Fund shares purchased may not be redeemed until the next Business Day after the Fund receives payment.

Section 2.6                      In the event the Company seeks to correct or cancel a previously placed NSCC Services Instruction after the Cut-Off (other than to correct discrepancies in accordance with Section 1.5 herein), such cancellation or correction must be approved by the Underwriter and will be processed outside of NSCC Services.  The Underwriter shall have

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complete and sole discretion as to whether or not to allow the cancellation or correction to be made.  The Company agrees to promptly pay each Fund the amount of any loss incurred by the Fund as a result of such cancellation or correction.

Section 2.7                      The Company agrees to monitor its Contractholders’ accounts for market timing and excessive trading activity (as defined in the Funds’ prospectus) and agrees to work with the Underwriter to deter or block any such activity.

Section 2.8                      In the event there are net purchases on any Business Day for any Fund, the Company will settle the net purchase in accordance with current NSCC rules and procedures on settlement.  In the event there are net redemptions for the day, the Underwriter will settle the net redemption in accordance with current NSCC rules and procedures on settlement.

Section 2.9                      On any Business Day when the Federal Reserve Wire Transfer System is closed, settlement of purchases and redemptions will be delayed until the next Business Day on which the Federal Reserve Wire Transfer System is open.  The delayed settlement will not have any impact on the transaction’s original share price.

Section 2.10                      Except as provided for in Section 2.3, the Company shall not seek a prior net asset value per share of a Fund after the Cut-Off.

Section 2.11                      Notwithstanding anything to the contrary contained in this NSCC Services Amendment or otherwise, the Company shall repay the Funds for any duplicative or excessive payment, or credit any duplicate or excessive shares, it or its Contractholders/Accounts have received within 30 days after written notice thereof, if either (a) such payment or shares is in the Company’s custody, possession or control, or is in its Contractholder’s or Accounts’ custody, possession or control; or (b) such payment or share credit was due to an error attributable to the Company.  The party responsible for the duplicative or excessive payment or shares shall be responsible and liable for any loss incurred as a result, pursuant to Section 1.5 herein.

The Company agrees to use its best efforts to obtain reimbursement of any other duplicative or excessive payment or share credits made to its Contractholder/Account that are no longer in the Company’s custody or possession and are the result of an error made by the Underwriter, and to remit any such reimbursement to the Funds.  The Company agrees to keep the Funds informed of the status of any collection effort.  If the Company, in its sole discretion, repays the amount of such overpayment on behalf of a Contractholder/Account, the Company shall be fully subrogated to the Underwriter’ rights against the Contractholder/Account.

Section 2.12                      The Underwriter shall have full authority to take such action as it may deem advisable in respect of all matters pertaining to the continuous offering of Shares through NSCC Services.  The Underwriter reserves the right in its discretion and without notice to the Company to suspend sales or withdraw the offering of Shares of any Fund through NSCC Services or to terminate an individual Fund’s participation in NSCC Services at any time without notice (redemptions for shares of these Funds would be required to take place outside of NSCC Services).

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Section 2.13                      To the extent feasible, the Company will cooperate with the Underwriter with respect to any requests pertaining to the state of residence as well as the state of domicile of the Accounts.

Section 2.14                      Each party hereto will furnish the other parties (the “Requesting Parties”) with such information as it may reasonably request, and will otherwise cooperate with the Requesting Parties and its designees (including, without limitation, any auditors designated by the Requesting Parties) in connection with the preparation of reports to the Requesting Parties concerning this NSCC Services Amendment, as well as any other reports or filings that may be required by law.  Each party hereto will further maintain all records required by law concerning this NSCC Services Amendment.

Article 3                      Representations, Warranties and Covenants of the Underwriter

The Underwriter represents, warrants and covenants to the Company that:

(a)           It is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

(b)           It has entered into a membership agreement with NSCC and in accordance therewith:

(1)           it has the corporate power to execute, deliver and perform such agreement;

(2)           it has taken all necessary corporate action to authorize the execution, delivery and performance of such agreement;

(3)           such agreement has been duly executed by the Underwriter and NSCC; and

(4)           it has met all the requirements to participate in NSCC Services.

(c)           It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this NSCC Services Amendment, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of the Underwriter or on behalf of the Funds.

(d)           It has the necessary and adequate personnel, space, data processing capacity or other operational capability, facilities and equipment to perform its duties and obligations hereunder in accordance with the terms of this NSCC Services Amendment, in a businesslike and competent manner, in conformance with all laws, rules and regulations and the Funds’ and Contracts’ prospectuses and SAIs, and customary industry standards.

(e)           It shall perform any and all duties, functions, procedures and responsibilities assigned under this NSCC Services Amendment and as otherwise established by NSCC, including compliance with current NSCC rules and procedures and with the terms and

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provisions of its membership agreement with NSCC.

(f)           In the event that the Underwriter ceases to have any authority contemplated by the warranties, representations and covenants set forth in this NSCC Services Amendment, or any other authority contemplated by this NSCC Services Amendment, the Underwriter shall notify the Company in writing within two business days after such authority is terminated.

(g)           In the event that the membership agreement between the Underwriter and NSCC is (i) approved by NSCC on a temporary or conditional basis; (ii) amended (including requalifying the agreement on a temporary or conditional basis); (iii) suspended; or (iv) terminated, the Underwriter shall notify the Company in writing within two business days of such change in membership status.

(h)           In the event that NSCC commences litigation or proceedings against the Underwriter, places the Underwriter on surveillance, or disciplines the Underwriter by expulsion, suspension, limitation of or restriction on activities, functions and operations, fine or censure or any other sanction, the Underwriter shall notify the Company in writing within two business days after receipt of such information.

(i)           In the event that any litigation or proceedings are brought against the Underwriter in connection with NSCC Services, the Underwriter shall notify the Company in writing within two business days after receipt of notice of such litigation or proceedings.

Article 4                      Representations, Warranties and Covenants of the Company

The Company represents, warrants and covenants to the Underwriter that:

(a)	It has entered into a membership agreement with NSCC and in accordance therewith:

(1)	it has the corporate power to execute, deliver and perform such agreement;

(2)	it has taken all necessary corporate action to authorize the execution, delivery and performance of such agreement;

(3)	such agreement has been duly executed by the Company and NSCC; and

(4)           it has met all the requirements to participate in NSCC Services.

(b)           It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this NSCC Services Amendment, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of the Company or on behalf of the Accounts.

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(c)           It has the necessary and adequate personnel, space, data processing capacity or other operational capability, facilities and equipment to perform its duties and obligations hereunder in accordance with the terms of this NSCC Services Amendment, in a businesslike and competent manner, in conformance with all laws, rules and regulations and the Funds’ and Contracts’ prospectuses and SAIs, and customary industry standards.

(d)           It shall perform any and all duties, functions, procedures and responsibilities assigned under this NSCC Services Amendment and as otherwise established by NSCC, including compliance with current NSCC rules and procedures and with the terms and provisions of its membership agreement with NSCC.

(e)           It has full authority to act on behalf of Contractholders/Accounts in the manner contemplated by this NSCC Services Amendment, and each time the Company so acts it shall be deemed to have restated such warranty, representation and covenant.

(f)           In the event that the Company ceases to have any authority contemplated by the warranties, representations and covenants set forth in this NSCC Services Amendment, or any other authority contemplated by this NSCC Services Amendment, the Company shall notify the Underwriter in writing within two business days after such authority is terminated.

(g)           In the event that the membership agreement between the Company and NSCC is (i) approved by NSCC on a temporary or conditional basis; (ii) amended (including requalifying the agreement on a temporary or conditional basis); (iii) suspended; or (iv) terminated, the Company shall notify the Underwriter in writing within two business days of such change in membership status.

(h)           In the event that NSCC commences litigation or proceedings against the Company, places the Company on surveillance, or disciplines the Company by expulsion, suspension, limitation of or restriction on activities, functions and operations, fine or censure or any other sanction, the Company shall notify the Underwriter in writing within two business days after receipt of such information.

(i)           In the event that any litigation or proceedings are brought against the Company in connection with NSCC Services, the Company shall notify the Underwriter in writing within two business days after receipt of notice of such litigation or proceedings.

Article 5                      Indemnification

Section 5.1                      The Company shall indemnify and hold harmless each of the Indemnified Parties, as that term is defined in Section 8.1(a) of Article VIII of the Agreement, against any and all demands, losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable attorney fees and other expenses), to which the Indemnified Parties may become subject as a result of or arising out of (a) any negligent act or omission or statement or representation or wrongful conduct by the Company or its agents relating to a NSCC Services Instruction; (b) any material breach of the Company’s representations, warranties or covenants contained in this NSCC Services Amendment;  (c) the failure of the Company to comply with any of the terms of this

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NSCC Services Amendment; or (d) the actions of an Indemnified Party acting upon a NSCC Services Instruction from the Company.  The Company represents and warrants that at all times it shall have sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under Agreement, including obligations under this NSCC Services Amendment.

Section 5.2                      The Company’s obligation to indemnify shall not apply to any loss occasioned by any act or omission of the Indemnified Parties resulting from negligence, willful misconduct or bad faith, including effecting any NSCC Services Instruction properly issued by the Company in accordance with this NSCC Services Amendment, provided the Company has acted without negligence, willful misconduct or bad faith.

Section 5.3                      The Underwriter shall indemnify and hold harmless each of the Indemnified Parties, as that term is defined in Section 8.2(a) of Article VIII of the Agreement, against any and all demands, losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including reasonable attorney fees and other expenses), to which the Indemnified Parties may become subject as a result of or arising out of (a) any negligent act or omission or statement or representation or wrongful conduct by the Underwriter or its agents relating to a NSCC Services Instruction; (b) any material breach of the Underwriter’ representations, warranties or covenants contained in this NSCC Services Amendment; or (c) the failure of  the Underwriter to comply with any of the terms of this NSCC Services Amendment.  The Underwriter represents and warrants that at all times it  shall have sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under Agreement, including obligations under this NSCC Services Amendment.

Section 5.4                      The Underwriter’s obligation to indemnify shall not apply to any loss occasioned by any act or omission of the Indemnified Parties resulting from negligence, willful misconduct or bad faith, including effecting any NSCC Services Instruction properly issued by the Company in accordance with this NSCC Services Amendment, provided the Underwriter has acted without negligence, willful misconduct or bad faith.

Section 5.5                      In order that the indemnification provisions contained herein shall remain in effect and apply, upon the assertion of a loss for which a party may be required to indemnify another party, the party seeking indemnification shall promptly notify the other party of such assertion of loss, and shall keep the other party advised with respect to all developments concerning such loss.  The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such loss.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

Article 6                      Confidentiality

The parties agree that all non-public books, records, information and data pertaining to the business of the others or the Accounts that are exchanged or received pursuant to the negotiation or the carrying out of the Agreement or this NSCC Services Amendment shall

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remain confidential, and shall not be voluntarily disclosed by any party without the prior written consent of the other parties, except as may be required by law or by such party to carry out the Agreement or this NSCC Services Amendment or an order of any court, governmental agency or regulatory body of competent jurisdiction.

Article 7                      Fees and Expenses

Section 7.1                      Except as otherwise provided herein, the Underwriter and the Funds shall pay no fee or other compensation to the Company, and the Company shall pay no fee or other compensation to the Underwriter or the Funds, for services performed under this NSCC Services Amendment.

Section 7.2                      Each party shall pay its own fees and expenses due NSCC, as per the fee structure set forth in current NSCC rules and procedures, except as otherwise provided herein.

Article 8                      Assignment

This NSCC Services Amendment shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns.

Article 9                      Term and Termination

Section 10.1                      This NSCC Services Amendment shall become effective on the date first set forth above and shall continue in effect until terminated as set forth below.

Section 10.2                      This NSCC Services Amendment may be terminated by any party hereto at any time upon at least thirty (30) days’ written notice.  Articles 2.11, 5 and 6 shall continue in full force and effect after termination of this NSCC Services Amendment.  The termination of this NSCC Services Amendment will not in and off itself result in the termination of the Agreement.  Termination of the Agreement will result in the automatic termination of this NSCC Services Amendment.

Section 10.3                      Notwithstanding termination of this NSCC Services Amendment, the parties shall continue to be bound by the Amendment as to all matters, orders and transactions submitted through NSCC Services while the Amendment was in effect.

Article 10                      Entire Agreement/Conflicts

If conflicts arise between the provisions of this NSCC Services Amendment and those of the Agreement, such conflicts shall be controlled by the terms of the Agreement.  This NSCC Services Amendment, the Agreement, and any Appendices attached thereto set forth the entire agreement and understanding of the parties relating to the use of NSCC Services to clear and settle transactions for the Funds, and supersede all prior agreements, arrangements and understandings, written or oral, among the parties, including any prior agreements with respect to NSCC Services.

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Article 11                      Amendments; Waivers

This NSCC Services Amendment may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties affected thereby.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

Article 12                      Notices

All notices required or permitted under the NSCC Services Amendment shall be in writing and shall be sent by personal delivery or registered, certified or overnight mail to the persons and addresses designated below:

(a)	If to Underwriter:
T. Rowe Price Investment Services, Inc.
100 East  Pratt Street
Baltimore, Maryland 21202
Attn: Jackie Lippy
cc:         Fran Pollack-Matz, Esq.

(b)	If to Company:
Allianz Life Insurance Company of New York
5701 Golden Hills Drive
Minneapolis, MN  55416-1297
Attn:  Chief Legal Officer – AIM

Article 13                      Terms; Agreement; Severability

Section 13.1                      Unless indicated otherwise, terms used in this NSCC Services Amendment shall have the meanings ascribed to them in the Agreement.

Section 13.2                      The Agreement, as amended, shall remain in full force and effect, and all of its provisions shall continue to apply to any matter arising under this NSCC Services Amendment, except as otherwise provided for herein.

Section 13.3                      If any provision or portion of this NSCC Services Amendment shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this NSCC Services Amendment shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Article 14                      Legal Relationship of Parties

The parties hereto agree that they are independent contractors and not partners or co-venturers or employees of each other, except that the Underwriter appoints the Company, and the Company accepts appointment, as the agent of the Underwriter for the limited purpose of placing NSCC Services Instructions solely under the conditions set forth below.

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Article 15                      Other Agreements

The Underwriter may enter into other agreements similar to this NSCC Services Amendment with any other person or persons without the Company’s consent.

IN WITNESS WHEREOF, each of the parties hereto has caused this NSCC Services Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified above.

T. ROWE PRICE INVESTMENT SERVICES, INC.ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK

By: /s/ Laura Chasney                                                                By: /s/ Brian Muench

Name:           Laura Chasney                                                      Name: Brian Muench
Title:           Vice President                                                                Title:   Vice President, Investments

LGL1635\Allianz\Allianz-VIP NSCC Agreement-8 20 2012 (TRP revised)

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